Exhibit 99.1

         Uranium Resources, Inc. Provides Operational Update

    --  Starts up New Wellfield at Kingsville Dome

    --  Advances Production Drilling on Second New Wellfield

    LEWISVILLE, Texas--(BUSINESS WIRE)--Feb. 15, 2007--Uranium Resources, Inc. (OTCBB: URRE) ("URI") announced that it started production at Wellfield 13 located on the Company's Kingsville Dome project in South Texas. The Company expects to produce 130,000 to 150,000 pounds U3O8 over one year from this wellfield. Total production costs are projected to fall within the range of $25 to $30 per pound. This is the first new wellfield brought on line by URI since August 2006.

    Meanwhile, the development drillout program for Kingsville Dome and Rosita has recently been slowed by inclement weather. Approximately 34 combined bad weather days at each location have impeded progress over the last two months. As of February 2, 2007, URI had drilled 598 holes and 209,000 feet of the planned 1,440 holes and 575,000 feet. Barring continued delays, URI anticipates results of the program by the end of June.

    As a result of extension of the drillout program, URI has advanced work on Wellfields 14 and 15 at Kingsville Dome. Four of the Company's 16 drilling rigs have been redeployed to finish the development of Wellfield 14, which is more accessible than the properties under the drillout program. By shifting drilling assets, the Company expects production from Wellfield 14 to begin toward the end of the first quarter or early in the second quarter of 2007. This wellfield is projected to produce 135,000 to 160,000 pounds U3O8 over twelve months with estimated costs of $25 to $30 per pound.

    Final delineation work is also being completed on Wellfield 15 at Kingsville Dome with production expected to begin by early summer.

    As previously announced on February 8, 2007, Kleberg County has retained counsel to investigate the possibility of seeking an injunction against uranium mining at our Kingsville Dome property.

    Production at the Vasquez Project is currently in the range of 550 to 600 pounds U3O8 per day and has been declining at a slower the anticipated rate.

    Dave Clark, President and Chief Operating Officer of URI, commented, "The delay in our drillout program is frustrating, but will allow us to bring on new wellfields at Kingsville Dome earlier than we expected. However, weather related problems have slowed development at Rosita. Additional production prospects for 2007 and moving into 2008 will be dependent upon the results of the drill-out program."

    He added, "We are also continuing our strategy to grow our reserves in Texas through acquisition and partnerships. Texas remains our cash generator as we pursue the advancement of our New Mexico resources."

    2006 Production Results

    Fourth quarter 2006 production was about 72,000 pounds U3O8, resulting in total production of 260,000 pounds for the year.
Production at the Vasquez Project in the fourth quarter was approximately 48,000 pounds U3O8while production from Kingsville Dome was approximately 24,000 pounds U3O8.

    ABOUT URANIUM RESOURCES, INC.

    Uranium Resources Inc. explores for, develops and mines uranium. Since it's incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings in New Mexico that includes the proposed ISR project at Churchrock. The Company acquired these properties over the past 20 years along with an extensive information database. URI's strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company's reserves and mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits fro regulatory agents and other factors which are more fully described in the Company's documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

    CONTACT: Uranium Resources, Inc.
             David N. Clark, 361-883-3990
             President and COO
             or
             Investors:
             Kei Advisors LLC
             Deborah K. Pawlowski / James M. Culligan
             716-843-3908 / 716-843-3874
             dpawlowski@keiadvisors.com / jculligan@keiadvisors.com or
             Media:
             Kristin Jensen, 505-888-5877 / 505-363-1496
             kjensen@dwturner.com